Exhibit 10.80

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of January 29, 2013 (the "Effective Date"), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the "Company"), and GREG P. SCHAFFER (the "Employee") and amends that certain Employment Agreement dated as of April 2, 2012 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.The first sentence of Section 2 of the Agreement is deleted and the following is inserted in lieu thereof: “Subject to the terms and conditions of this Agreement, Company employees Employee to serve as Corporate Executive Vice President and Chief Information Security Officer, or in such other capacity as may be mutually agreed by the parties.”
2.    The first sentence of Section 4 of the Agreement is deleted and the following is inserted in lieu thereof: “Commencing as of January 1, 2013 and continuing during the Employment Term, Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of no less than $340,000 per year, payable at the time and in the manner dictated by Company’s standard payroll policies.”
3.    Section 5(c) of the Agreement is deleted and the following is inserted lieu thereof:
“an annual incentive bonus opportunity under Company's annual incentive plan ("Annual Bonus Plan") for each calendar year included in the Employment Term commencing as of January 1, 2013, with such opportunity to be earned based upon attainment of performance objectives established by Company ("Annual Bonus"). Employee's target Annual Bonus under the Annual Bonus Plan shall be no less than 75% of Employee's then current Annual Base Salary, with a maximum of up to 150% of Employee's then current Annual Base Salary (collectively, the target and maximum Annual Bonus are referred to as the "Annual Bonus Opportunity"). Employee's Annual Bonus Opportunity may be periodically reviewed and increased by Company, but may not be decreased without Employee's express written consent. If owed pursuant to the terms of the Annual Bonus Plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Unless provided otherwise herein or the Board of Directors of Company (the "Board") determines otherwise, no Annual Bonus shall be paid to Employee unless Employee is employed by Company, or an affiliate thereof, on the last date of the Annual Bonus measurement period;”
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IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Frank R. Martire	By:	/s/ Greg P. Schaffer
Name:	Frank R. Martire		Greg P. Schaffer
Title:	Chairman and Chief Executive Officer

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